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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

          (Dollars in thousands, except per share data)

                                                         Three Months      Three Months     Six Months      Six Months
                                                            Ended             Ended           Ended           Ended
                                                           June 30,          June 30,        June 30,        June 30,
                                                             2000              2001            2000            2001
                                                        ----------------  --------------    ----------      ----------
Net loss                                                  $    (1,059)    $   (11,721)      $   (1,040)     $  (12,719)

Accretion and dividends on preferred stock                        154             164              307             324
                                                          -----------     -----------       ----------      ----------

Net loss per common share - basic and diluted             $    (1,213)    $   (11,885)      $   (1,347)     $  (13,043)
                                                          ===========     ===========       ==========      ==========

Net loss shareholders - basic and diluted common          $     (0.20)    $     (1.71)      $    (0.22)     $    (1.87)
                                                          ===========     ===========       ==========      ==========

Weighted average common shares outstanding -
         basic and diluted                                  6,010,973       6,967,339        6,006,746       6,965,374
                                                          ===========     ===========       ==========      ==========
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